Exhibit 23.1

Ste.3601, CTF Finance Center,

6 Zhujiang East Rd., Guangzhou

Independent Registered Public Accounting Firm’s Consent

We consent to the use in this Registration Statement of MKDWELL Tech Inc. on Amendment No. 2 to Form F-1 (FILE NO. 333-284420) of our report dated January 22, 2025, which includes an explanatory paragraph as to the MKDWELL Tech Inc.’s ability to continue as a going concern, with respect to our audits of the consolidated financial statements of MKDWELL Tech Inc. as of December 31, 2022 and 2023 and for the years ended December 31, 2022 and 2023, which report appears in the Prospectus, which is part of the Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Guangdong Prouden CPAs GP

Guangdong Prouden CPAs GP

Guangzhou, China

March 7, 2025